EXHIBIT 10.1(e)
                                                             FORM 10-K
                                          YEAR ENDED DECEMBER 31, 1999



                  FIFTH AMENDMENT TO CREDIT AGREEMENT


          THIS FIFTH AMENDMENT TO CREDIT AGREEMENT, dated as of March 14, 2000, amends and supplements the Credit Agreement dated as of September 24, 1997, as amended by the First Amendment to Credit Agreement dated as of July 21, 1998, the Second Amendment to Credit Agreement dated as of September 30, 1998, the Third Amendment to Credit Agreement dated as of April 20, 1999 and the Fourth Amendment to Credit Agreement dated as of September 30, 1999 (as so amended, the "Credit Agreement"), among BUCYRUS INTERNATIONAL, INC., a Delaware corporation (the "Company"), the financial institutions party thereto (the "Banks"), THE BANK OF NOVA SCOTIA, as documentation agent, and BANK ONE, WISCONSIN, as agent for the Banks and as letter of credit issuing bank.

                                RECITALS

          The Company, the Banks, the Documentation Agent and the Agent desire to amend the Credit Agreement as set forth below.

                               AGREEMENTS

          In consideration of the promises and agreements set forth in the Credit Agreement, as amended hereby, the parties agree as follows:

               1. Definitions and References. Capitalized terms not defined herein have the meanings ascribed to them in the Credit Agreement. Upon the execution and delivery of this Fifth Amendment by all of the parties hereto and the satisfaction of the conditions set forth in section
3 below, all references to the Credit Agreement set forth in the Loan Documents shall mean the Credit Agreement as amended by this Fifth Amendment to Credit Agreement.

               2.   Amendments.

               (a) The defined term "Adjusted Funded Debt to EBITDA Ratio" in Section 1.01 of the Credit Agreement is amended to read as follows:

               "Adjusted Funded Debt to EBITDA Ratio" means the relationship, expressed as a numerical ratio, between:

               (a)  Adjusted Funded Debt; and

               (b)  EBITDA

          Adjusted Funded Debt of the Company and its consolidated Subsidiaries shall be determined based upon consolidated financial statements of the Company and its consolidated Subsidiaries as of the last day of the fiscal quarter. Solely for purposes of determining the Adjusted Funded Debt to EBITDA Ratio, EBITDA shall (a) for the fiscal quarter ending
          September 30, 2000, equal EBITDA of the Company and its consolidated Subsidiaries for such fiscal quarter multiplied by 4, (b) for the fiscal quarter ending December 31, 2000, equal EBITDA of the Company and its consolidated Subsidiaries for the six-month period ending on such date multiplied by 2, (c) for the fiscal quarter ending March 31, 2001, equal EBITDA of the Company and its consolidated Subsidiaries for the nine-month period ending on such date multiplied by 1.33 and (d) thereafter, shall equal EBITDA of the Company and its consolidated Subsidiaries for the 12-month period ending on the date of determination.

               (b) The defined term "Applicable Margin" in Section 1.01 of the Credit Agreement is amended to read as follows:

          "Applicable Margin" means, at all times on and after March 1, 2000:

               (i)  with respect to Base Rate Loans, 0.80%; and

               (ii)  with respect to LIBOR Rate Loans, 3.50%;

     provided, however, that the Applicable Margin shall be subject to adjustment on the date which is 45 days after the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2000 (each a "Margin Adjustment Date") and the Applicable Margin shall be determined in accordance with the following matrix:

          Ratio of Adjusted
          Funded Debt to      Base Rate Loan      LIBOR Rate Loan
          EBITDA              Applicable Margin   Applicable Margin

        Less than 2.75:1.0         0.00%               1.50%
        2.75:1.0 to 3.24:1.0       0.00%               1.75%
        3.25:1.0 to 3.49:1.0       0.00%               2.00%
        3.50:1.0 to 3.99:1.0       0.50%               2.25%
        4.00:1.0 to 4.49:1.0       0.50%               2.50%
        4.50:1.0 to 4.99:1.0       0.50%               2.75%
        5.00:1.0 to 5.49:1.0       0.60%               3.00%
        5.50:1.0 to 5.99:1.0       0.70%               3.25%
        6.00:1.0 or greater        0.80%               3.50%

     Adjusted Funded Debt and EBITDA of the Company and its consolidated Subsidiaries shall be determined in the same manner as set forth in the defined term "Adjusted Funded Debt to EBITDA Ratio". Any change in the Applicable Margin shall be effective on the Margin Adjustment Date and will apply to all Loans outstanding as of such date.

               (c)  The final paragraph of the defined term "Fixed
Charge Coverage Ratio" in Section 1.01 of the Credit Agreement is amended to read as follows:

     all as determined for the Company and its consolidated Subsidiaries
     (a) for the fiscal quarters ending September 30, 2000, December 31, 2000 and March 31, 2001, for the three-month, six-month and nine-month periods, respectively, preceding the date of determination and (b) for each subsequent fiscal quarter, for the twelve-month period preceding the date of determination.

               (d) The final paragraph of the defined term "Interest Charge Coverage Ratio" in Section 1.01 of the Credit Agreement is amended to read as follows:

     all as determined for the Company and its consolidated Subsidiaries
     (a) for the fiscal quarters ending September 30, 2000, December 31, 2000 and March 31, 2001, for the three-month, six-month and nine-month periods, respectively, preceding the date of determination and (b) for each subsequent fiscal quarter, for the twelve-month period preceding the date of determination.

          (e) The defined term "Net Worth" in Section 1.01 of the Credit Agreement is amended to read as follows:

                    "Net Worth" means, for any Person as of the date of determination, an amount (on a consolidated basis) equal to the total assets of such Person less the total liabilities of such Person; provided that for purposes of calculating the Net Worth of the Company and its consolidated Subsidiaries (a) the Net Worth of Equipment Assurance Ltd. shall not be less that $0, (b) the cumulative foreign currency translation adjustments shall be taken into account only if and to the extent that the negative amount thereof exceeds ($25,000,000) and (c) the following shall be disregarded: (i) the amortization or write-off of goodwill, financing fees and other intangible assets, (ii) severance payments paid or accrued with respect to former employees of the Company or any of its Subsidiaries and (iii) any gain or loss resulting from the sale or other disposition of fixed assets.

               (f) The following proviso is inserted immediately prior to the final period in the defined term "1997 Senior Note Interest Reserve" in Section 1.01 of the Credit Agreement:

     ; provided, however, that (a) on the date of the September 15, 2000 interest payment on the 1997 Senior Notes, the 1997 Senior Note Interest Reserve will decrease to $0 and will increase on each of September 30, 2000, October 31, 2000 and November 30, 2000 by an amount equal to 1/3 of such interest payment and (b) on the date of the March 15, 2001 interest payment on the 1997 Senior Notes, the 1997 Senior Note Interest Reserve will decrease to $0 and will increase on each of March 31, 2001, April 30, 2001 and May 31, 2001 by an amount equal to 1/3 of such interest payment

               (g)  Clause (a) of the defined term "Revolving
Termination Date" in Section 1.01 of the Credit Agreement is amended by deleting the date "May 31, 2002" and inserting in its place the date "July 3, 2001".

               (h) The following defined terms are inserted, in appropriate alphabetical order, into Section 1.01 of the Credit Agreement:

               "Supporting Letter of Credit" means an Irrevocable Letter of Credit issued by a financial institution acceptable to all the Banks naming the Agent as the beneficiary in the stated amount of $3,000,000, and any letter of credit issued in replacement thereof or in substitution therefor (provided that any replacement or substitute Supporting Letter of Credit must be issued by a financial institution and contain terms and conditions acceptable to all the Banks).

               (i) Section 2.16 of the Credit Agreement is created to read as follows:

               2.16 Special LIBOR Rate Loan. Notwithstanding any contrary provision of this Agreement, if the Agent makes a drawing under the Supporting Letter of Credit, the Company shall be deemed to have irrevocably requested on that day that the Banks make a LIBOR Rate Loan in the principal amount of $3,000,000 and having an interest period of one month (the "Special LIBOR Rate Loan"). The Banks shall, on that day, make the Special LIBOR Rate Loan to the Company.

               The Special LIBOR Rate Loan will be funded by the conversion of Base Rate Loans. If there are less than $3,000,000 in principal amount of Base Rate Loans then outstanding, then the LIBOR Rate Loans with an Interest Period ending on the date closest thereto shall be deemed prepaid in such amount as is necessary so that the Special LIBOR Rate Loan can be made. The Company shall pay any amount owing under Section 4.04 resulting from any such prepayment.

               At the end of each Interest Period of the Special LIBOR Rate Loan, the Special LIBOR Rate Loan shall be automatically continued for a one-month Interest Period.

               The Special LIBOR Rate Loan may not be repaid or prepaid until such date as all other Obligations have been paid in full, the Commitments have expired and all Letters of Credit have expired.

               Except as set forth in this Section, the provisions of this Agreement applying to LIBOR Rate Loans shall apply to the Special LIBOR Rate Loan.

               (j) Subsection 7.01(b) of the Credit Agreement is amended to read as follows:

               (b) as soon as available, but not later than 30 days after the end of each month, a copy of the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such month, the related consolidated and consolidating statement of income and the related consolidated statements of shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such month, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and its Subsidiaries; and

               (k) Subsection 7.02(a) of the Credit Agreement is amended to read as follows:

               (a) concurrently with the delivery of the financial statements referred to in subsections 7.01(a) and (b), each of the following executed or certified by a Responsible Officer: (i) a Compliance Certificate; (ii) shipment/bookings/backlog report; and
     (iii) a schedule of Capital Expenditures made by the Company and its Subsidiaries during the preceding month;

               (l) Subsection 7.02(c) of the Credit Agreement is amended to read as follows:

               (c) within 10 Business Days after the fifteenth and last day of each month, a completed Borrowing Base Certificate executed by a Responsible Officer; and

               (m) Clause (c) of Section 8.06 of the Credit Agreement is amended by inserting the following parenthetical at the end of such clause:

     (provided, however, that the Company may not pay such management fees to AIP during the period beginning March 1, 2000 and ending on the date the Agent receives financial statements evidencing that the Company has satisfied the financial covenants in Section 8.16 for two consecutive fiscal quarters and any management fees accrued during such period shall be repaid in equal quarterly installments during the next four fiscal quarters and, provided further, however, the Company may reimburse an Affiliate for fees such Affiliate is required to pay in connection with providing the Supporting Letter of Credit)

               (n) Section 7.15 of the Credit Agreement is created to read as follows:

          7.15 September 2000 and March 2001 Interest Payments on 1997 Senior Notes. The Company shall furnish to the Agent, at least five Business Days prior to the September 15, 2000 and March 15, 2001 interest payment dates on the 1997 Senior Notes (a) a projected Borrowing Base Certificate as of September 15, 2000 or March 15, 2001, as the case may be, which, after taking into account any new Borrowing necessary to make such interest payment, indicates that the lesser of
     (i) the combined Commitments or (ii) the Borrowing Base Amount exceeds
     (iii) the sum of the Effective Amount of all outstanding Revolving Loans and the Effective Amount of all L/C Obligations, (b) a projected Compliance Certificate as of September 30, 2000 or March 31, 2001, as the case may be, which contains detailed calculations which indicate that the Company will be in compliance with all of the covenants contained in Section 8.16 of this Agreement on such date and (c) a certificate of a Responsible Officer stating that as of the date thereof no Default or Event of Default exists.

          The Company shall use the most recently available financial information to prepare such projected Borrowing Base Certificate and projected Compliance Certificate. If, after the delivery of such certificates to the Agent, the Company becomes aware that the information in either certificate is materially inaccurate or that a Default or Event of Default has occurred, the Company shall immediately so notify the Agent.

          If an Event of Default exists on the due date of either the September 15, 2000 interest payment or the March 15, 2001 interest payment, the Company shall not use the proceeds of any Borrowings or any funds in which the Agent has a security interest pursuant to the Loan Documents to make such interest payment.

               (o) Section 8.16 of the Credit Agreement is amended to read as follows:

          8.16 Financial Covenants.

               (a) Adjusted Funded Debt to EBITDA Ratio. The Company shall not permit the Adjusted Funded Debt to EBITDA Ratio, as of the end of any fiscal quarter, to exceed the applicable ratio set forth in the following table:

                  Fiscal Quarter
                      Ending             Ratio

               September 30, 2000       6.70:1.0
               December 31, 2000        6.40:1.0
                March 31, 2001          6.10:1.0

               (b) Fixed Charge Coverage Ratio. The Company shall not permit the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter, to be less than the applicable ratio set forth in the following table:

                  Fiscal Quarter
                       Ending            Ratio
               September 30, 2000       1.35:1.0
               December 31, 2000        1.35:1.0
                March 31, 2001          1.60:1.0

               (c) Interest Coverage Ratio. The Company shall not permit the Interest Coverage Ratio, as of the end of any fiscal quarter, to be less than the applicable ratio set forth in the following table:

                  Fiscal Quarter
                       Ending            Ratio
               September 30, 2000       1.50:1.0
               December 31, 2000        1.60:1.0
                March 31, 2001          1.70:1.0

               (d) Net Worth. The Company shall not permit Net Worth to be less than $107,500,000 as of March 31, 2000 or the last day of each subsequent month.

               (p) Section 8.17 of the Credit Agreement is amended to read as follows:

               8.17 Capital Expenditures. The Company shall not, and shall not permit any Subsidiary to, make any Capital Expenditures if, as a result thereof, a Default or Event of Default would exist or if the aggregate Capital Expenditures by the Company and its Subsidiaries would exceed (a) $5,000,000 during the fiscal year ending December 31, 2000 or (b) $3,750,000 during the period from January 1, 2001 through June 30, 2001, plus, in each period, Capital Expenditures funded with the net proceeds of assets sales.

               (q) Subsection 9.01(c) of the Credit Agreement is amended to read as follows:

          (c) Specific Defaults. (i) The Company fails to perform or observe any term, covenant or agreement contained in Article VIII;
     (ii) the projected Borrowing Base Certificate furnished pursuant to
     Section 7.15 (as updated, if applicable) indicates that, after giving effect to the September 15, 2000 or March 15, 2001, as the case may be, interest payment on the 1997 Senior Notes and any Borrowing necessary to make such payment, the lesser of [1] the combined Commitments or [2] the Borrowing Base Amount will be less than [3] the sum of the Effective Amount of all outstanding Revolving Loans and the Effective Amount of all L/C Obligations or (iii) the projected Compliance Certificate furnished pursuant to Section 7.15 (as updated, if applicable) indicates that the Company will not be in compliance with all of the covenants contained in Section 8.16 of this Agreement as of September 30, 2000 or March 31, 2001, as the case may be; or

               (r) Exhibit C attached to this Fifth Amendment shall replace its predecessor attached to the Credit Agreement.

          3. Limited Waiver. The Banks waive all Defaults and Events of Default arising from the failure to the Company to comply with Sections
8.16 of the Credit Agreement prior to the date hereof. This waiver does not apply to another other Default or Event of Default existing under the Credit Agreement nor to any failure of the Company to comply with Section 8.16 of the Credit Agreement after the date hereof. The Banks reserve all of their rights and remedies with respect to all Defaults and Events of Default not expressly waived herein.

          4. Conditions to Effectiveness of Fifth Amendment. This Fifth Amendment shall become effective upon its execution and delivery by the Company and the Majority Banks and receipt by the Agent of the following:

               (a) An irrevocable letter of credit in the amount of $3,000,000 issued by Bank One naming the Agent as the beneficiary, having an expiry date of November 30, 2000 and having such drawing conditions and other terms and conditions as are reasonably acceptable to all the Banks;

               (b) a schedule, executed by a Responsible Officer, describing, in such detail as the Banks may reasonably request, all Indebtedness of the Company or any of its Domestic Subsidiaries;

               (c) a copy, certified by the Secretary or an Assistant Secretary of the Company, of resolutions adopted by the Board of Directors of the Company authorizing the execution and delivery of this Fifth Amendment, an incumbency certificate containing the true signatures of the officers of the Company authorized by such resolutions to execute this Fifth Amendment on behalf of the Company and such other documents and instruments as the Banks shall reasonable request relating to the transactions contemplated by this Fifth Amendment; and

               (d) a fee of $375,000 which shall be fully earned and nonrefundable on the date of payment.

          The Agent shall furnish to each Bank such Bank's Pro Rata Share of the fee.

          5. Representations and Warranties. The Company represents and warrants to the Agent and each Bank that:

               (a) The representations and warranties respecting the Company and its properties set forth in the Loan Documents to which the Company is a party are true and correct in all material respects after giving effect to this Fifth Amendment;

               (b) The Net Worth of the Company (after giving effect to the revision thereto set forth in section 2 above) was not less than $143,030,000 as of September 23, 1997 and was not less than $124,438,000 as of December 31, 1999; and

               (c) After giving effect to the limited waiver set forth in section 3 above, no Default or Event of Default exists as of the date of this Fifth Amendment.

          6.   Miscellaneous.

               (a) The Company agrees to pay all costs and expenses (including reasonable attorneys fees) paid or incurred by the Agent in connection with this Fifth Amendment.

               (b) This Fifth Amendment shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

               (c) This Fifth Amendment may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

               (d) The increase in the interest rate applicable to Loans, and the increase in the fee with respect to Letters of Credit, outstanding under the Credit Agreement resulting from the amendment of the defined term "Applicable Margin" set forth above shall become effective as of March 1, 2000 and shall apply to all Loans and Letters of Credit outstanding on that date.

          7. Full Force and Effect. The Credit Agreement, as amended hereby, remains in full force and effect.

                            BUCYRUS INTERNATIONAL, INC.

                            BY   /s/T. C. Rogers
                               Title:   CEO

                            BANK ONE, WISCONSIN, as Agent,
                            Issuing Bank and a Bank

                            BY   /s/Mark Bruss
                               Title:   First Vice President

                            THE BANK OF NOVA SCOTIA, as
                            Documentation Agent and a Bank

                            BY   /s/F. C. H. Ashby
                               Title:   Senior Manager Loan Operations

                            FIRSTAR BANK, N.A.

                            BY   /s/M. J. Hildebrand
                               Title:   Vice President

                            FLEET CAPITAL CORPORATION

                            BY   /s/Brian Conole
                               Title:   Senior Vice President

                            LASALLE BANK NATIONAL
                            ASSOCIATION

                            BY   /s/James A. Meyer
                               Title:   First Vice President

                            BANK OF SCOTLAND

                            BY   /s/Annie Glynn
                               Title:   Senior Vice President



            CONSENT AND REAFFIRMATION OF GUARANTORS


       Each of the undersigned (a) consents to the execution and delivery of the Fifth Amendment to Credit Agreement by the Company,
(b) reaffirms all of its obligations under the Subsidiary Guaranty dated as of September 24, 1997 (the "Subsidiary Guaranty") from the undersigned to and for the benefit of the "Benefited Parties" (as defined therein) and (c) agrees that the Subsidiary Guaranty remains in full force and effect.

       Dated as of March 14, 2000.

                                MINSERCO, INC.

                                BY   /s/C. R. Mackus
                                      Its   V. P. Finance


                                BOONVILLE MINING SERVICES, INC.

                                BY   /s/C. R. Mackus
                                      Its   V. P. Finance